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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        SOURCE INTERLINK COMPANIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)


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                            SOURCE INTERLINK COMPANIES, INC.

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To our stockholders:

     Our 2006 annual meeting of stockholders will be held on Thursday, March 22, 2007 commencing at 9:00 a.m. Eastern Daylight Savings Time at our principal executive offices, 27500 Riverview Center Blvd., Bonita Springs, Florida 34134. The purpose of this meeting is to consider and vote upon the following:

     1. The election of three Class II Directors to each serve a three-year term expiring in 2009 or until their respective successors shall have been elected and qualified; and

     2. Any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on January 26, 2007, the record date, will be entitled to receive this notice and to vote at the annual meeting or any adjournment or postponement of that meeting. A list of all stockholders entitled to vote at the annual meeting, arranged in alphabetical order and showing the address of and number of shares held by each stockholder, will be available at our principal executive offices, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, during usual business hours, for examination by any stockholder for any purpose germane to the annual meeting for 10 days prior to the date of the meeting. The list of stockholders will also be available at the annual meeting for examination at any time during the meeting.

     A copy of our 2006 Annual Report accompanies this notice.

                                              By Order of the Board of
                                              Directors

                                              /s/ DOUGLAS J. BATES
                                              Douglas J. Bates
                                              Secretary


February 23, 2007
Bonita Springs, Florida


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                                    IMPORTANT

     YOUR VOTE IS IMPORTANT. Even if you plan to attend the 2006 annual meeting, please vote using one of the following options:

     - complete and mail the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope;

     - use the telephone number on the proxy card to submit your proxy by telephone; or

     - visit the website designated on the proxy card to submit your proxy on the Internet.

     If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if the stockholder has returned a proxy.

             REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY.


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                                 PROXY STATEMENT
                                     FOR THE
                       2006 ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement and the enclosed proxy card are being furnished to you in connection with the annual meeting of our stockholders which is to be held on Thursday, March 22, 2007 at our principal executive offices, 27500 Riverview Center Blvd., Bonita Springs, Florida 34134 commencing at 9:00 a.m. Eastern Daylight Savings Time.

     The proxy is solicited by and on behalf of our Board and is being first sent to our stockholders on or about February 23, 2007. The solicitation of proxies is being made primarily by first class mail. We will bear the cost of preparing and mailing our proxy materials, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by our officers and employees.

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

     You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders. It also gives you information on these issues so you can make an informed decision.

     When you vote by using the Internet, vote by telephone or sign and return the proxy card, you appoint Michael R. Duckworth and Douglas J. Bates as your representatives at the annual meeting. They will vote your shares as you have instructed them at the annual meeting (or, if an issue that is not on the proxy card comes up for vote, they will vote in accordance with their best judgment). This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote using the Internet, vote by telephone or sign and return your proxy card in advance.

WHO IS ENTITLED TO VOTE?

     Holders of our common stock at the close of business on January 26, 2007 are entitled to vote. We refer to January 26, 2007 as the record date.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on March 22, 2007 and will be accessible for ten days prior to the meeting at our principal place of business, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134, between the hours of 9:00 a.m. and 5:00 p.m.

HOW MANY VOTES IS EACH SHARE OF STOCK ENTITLED TO CAST?

     Stockholders are entitled to one vote per share on each matter to be voted on at the annual meeting. Stockholders are not entitled to cumulate their votes in the election of Directors. On the record date, there were 51,914,012 shares of our common stock outstanding and entitled to vote.

HOW DO I VOTE?

     If you hold your shares of record, you may vote by using the Internet, by telephone or by mail as described below. Stockholders also may attend the meeting and vote in person.

     You may vote by using the Internet. The address of the website for Internet voting is www.proxyvoting.com/sorc. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Daylight Savings Time on March 21, 2007. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by using the Internet, you do not need to return your proxy card.

     You may vote by telephone. You may vote by calling toll-free (800) 522-6645. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Daylight Savings Time on March 21, 2007. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly


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recorded. If you vote by telephone, you do not need to return your proxy card.

     You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

     The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in "street name," you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES?

     If you own your shares through a bank or broker, please refer to your proxy card or the information forwarded by your bank or broker to see which options are available to you. Generally, your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares. If you fail to provide your broker with instructions, it will have no effect in determining the number of votes for or against the proposal. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

HOW MANY VOTES DO YOU NEED TO HOLD THE ANNUAL MEETING?

     To conduct business at the annual meeting, a quorum must be present. Under Delaware law, the holders of a majority of the shares of our common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. Holders of shares of our common stock entitled to vote and present in person or represented by proxy (including holders of shares who abstain or do not vote with respect to matters presented for stockholder approval) will be counted for purposes of determining whether quorum exists at the annual meeting. If a quorum is not present at the annual meeting, the annual meeting may be adjourned or postponed to solicit additional proxies.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

     You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

     - submitting a subsequent proxy by Internet, telephone or mail with a later date;

     - sending written notice of revocation to our Corporate Secretary at 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134; or

     -    voting in person at the annual meeting.

     Attendance at the meeting will not by itself revoke a proxy.

ON WHAT ITEM AM I VOTING?

     You are being asked to vote on the election of three Directors to serve until our 2009 annual meeting of stockholders. Although we do not anticipate that any other matters will be raised at the annual meeting, it is possible that additional matters may be properly submitted to the stockholders for consideration.

HOW MAY I VOTE FOR THE NOMINEES FOR DIRECTOR?

     At the election of Directors, you may:

     -    vote FOR the election of all of the nominees;


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     -    WITHHOLD AUTHORITY to vote for all of the nominees; or

     - WITHHOLD AUTHORITY to vote for a specific nominee or nominees and vote FOR the election of the remaining nominee or nominees.

HOW MANY VOTES MUST THE NOMINEES RECEIVE TO BE ELECTED?

     Under Delaware law, Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

     The Board recommends that you vote FOR all Director nominees.

WHAT HAPPENS IF I SIGN AND RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

     If you return a signed card but do not provide voting instructions, your shares will be voted FOR all Director nominees. If any other matters are properly presented for consideration at the annual meeting, the persons named in the proxy as your representatives will vote on those matters in accordance with their best judgment. We do not anticipate that any other matters will be raised at the annual meeting.

ARE ANY STOCKHOLDERS COMMITTED TO VOTING IN FAVOR OF THE DIRECTOR NOMINEES?

     In connection with our merger with Alliance Entertainment Corp. on February 28, 2005, we and AEC Associates entered into a Stockholder's Agreement dated as of February 28, 2005, pursuant to which AEC Associates agreed to vote in favor of electing such nominees for Director as the Nominating and Corporate Governance Committee of the Board of Directors may recommend. For further discussion regarding the Stockholder's Agreement, please see "Election of Directors- Information About the Board of Directors" discussed on page 4 below.

HOW DO I SUBMIT A STOCKHOLDER PROPOSAL FOR NEXT YEAR'S ANNUAL MEETING?

     If you wish to submit a proposal to be included in our proxy statement for our 2007 annual meeting of stockholders, which is to be held on August 28, 2007, we must receive the proposal at our principal office on or before April 30, 2007. Please address your proposal to: Corporate Secretary, Source Interlink Companies, Inc. 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134.

     We will not be required to include in our proxy statement a stockholder proposal that is received after April 30, 2007 or that otherwise does not meet the requirements for stockholder proposals established by the Securities and Exchange Commission (the "SEC") or set forth in our bylaws. In the event that the date of the 2007 annual meeting of stockholders is changed by more than 30 days from the date announced above, the deadline for submitting a proposal to be included in our proxy statement for our 2007 annual meeting of stockholders will be a reasonable time before we begin to print and mail our proxy materials.

     If you miss the deadline for including a proposal in our printed proxy statement, or would like to nominate a Director or bring other business before the 2007 annual meeting, under our current bylaws (which are subject to amendment at any time), you must notify our Corporate Secretary in writing on or before April 30, 2007. In the event that the date of the 2007 annual meeting of stockholders is changed by more than 30 days from the date announced above, our bylaws currently provide that, in order to be timely, you must notify our Corporate Secretary no later than the tenth day following the day on which notice of the date of the 2007 annual meeting of stockholders was mailed or public disclosure of the date of the meeting was made, whichever occurs first.


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ELECTION OF DIRECTORS


INFORMATION ABOUT THE BOARD OF DIRECTORS

     Our Board of Directors is divided into three classes of Directors with the classes to be nearly equal in number as possible. One class of Directors is elected each year at our annual meeting to serve for a three-year term. The terms of the Class I Directors, Class II Directors and Class III Directors expire at the 2008 annual meeting, the 2006 annual meeting and the 2007 annual meeting, respectively.

     In connection with our merger with Alliance on February 28, 2005, we entered into a Stockholder's Agreement with AEC Associates which provides for the designation of Directors by us and AEC Associates. Upon consummation of the merger, six Directors were designated to the Board by us and five Directors were designated by Alliance. All of the individuals serving as Class I Directors were designated by Alliance, none of the nominees for election as Class II Directors were designated by Alliance and one of the Class III Directors was designated by Alliance. On November 29, 2006, our Board of Directors reduced the number of Directors from 11 to 9 and amended the by-laws and the Stockholder's Agreement to eliminate the Director designation rights set forth in our by-laws and the Stockholder Agreement. The Board currently consists of 9 individuals.

     The Stockholder's Agreement continues to provide that through our 2007 annual meeting, AEC Associates will (i) vote for all Director candidates nominated by the Board, (ii) be present at all meetings, in person or by proxy and (iii) not, without supermajority Board approval, take any action, directly or indirectly, intended to remove or that will result in removing any Director from the Board.

INFORMATION ABOUT ELECTION OF CLASS II DIRECTORS

     Three Directors will be elected at the 2006 annual meeting to serve three-year terms expiring on the date of our 2009 annual meeting or until their respective successors have been elected and qualified. The Board has nominated Messrs. Gillis, Davis and Lyons as candidates for election to the Board at the 2006 annual meeting as Class II Directors.

     The Board recommends a vote "FOR" the election of each of the nominees. Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect Messrs. Gillis, Davis and Lyons to the Board.

     We have included below some information about the nominees for election as Class II and Class III Directors.

     James R. Gillis, 54. Mr. Gillis was appointed a Co-CEO on November 10, 2006. Since August 2000, Mr. Gillis had served as President and Chief Operating Officer, having been named President of the Company in December 1998. He was appointed a member of the Board in March 2000. Prior to joining Source Interlink, he served as President and Chief Executive Officer of Brand Manufacturing Corp., which Source acquired in January 1999 when the Company expanded its operations to include the manufacturing of retail "front-end" displays. Before joining Brand, he was managing partner of Aders, Wilcox, Gillis, an international consulting firm specializing in grocery industry relations. Earlier in his career, Mr. Gillis was Executive Vice President of Globe Communications Corp.

     Gray Davis, 64. Mr. Davis has served as one of our Directors since February 2005 and is a member of our Board's Nominating and Corporate Governance Committee. Mr. Davis is Of Counsel in the Los Angeles office of Loeb & Loeb LLP, a multi-service national law firm. Before joining Loeb & Loeb, Mr. Davis served as Governor of California (1999-2003), Lieutenant Governor of California (1995-1999), California State Controller (1987-1995), California State Assembly Representative for Los Angeles County (1983-1987) and Chief of Staff to California Governor Edmund G. Brown, Jr. (1975-1981). Under Gov. Davis California rose from the seventh to the sixth largest economy in the world.

     Allan R. Lyons, 66. Mr. Lyons has served as one of our Directors since March 2003 and is currently Chairman of our Board's Audit Committee and a member of our Compensation Committee. From January 2000 to the present, he has been the managing member of 21st Century Strategic Investment Planning, LC, a money


                                       4


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management firm with more than $20.0 million under management. He is a Director and is currently Chairman of the Audit Committee of Franklin Credit Management Corp., a specialty consumer finance and asset management company based in New York, NY. In late 1999, Mr. Lyons retired from Piaker & Lyons, a diversified certified public accounting firm where he specialized in taxes, estate and financial planning. Before becoming Chairman and Chief Executive Officer of Piaker & Lyons in 1994, Mr. Lyons had been a partner of the firm since 1968.


INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

     We have also included below some information about our Class III and Class I Directors who are continuing in office after the 2006 annual meeting. The terms of Class III Directors next expire at our 2007 annual meeting of stockholders. The terms of Class I Directors next expire at our 2008 annual meeting of stockholders.

     Class III Directors

     Michael R. Duckworth, 45. Mr. Duckworth has served as one of our Directors since February 2005 and on November 10, 2006, he was appointed Chairman of our Board. During 2006, he also served as the Chairman of the Board's Capital Markets Committee. He is a partner of Yucaipa Companies, a Los Angeles-based private investment firm specializing in acquiring and operating companies in the retail, distribution and logistics areas. From 2000-2003, Mr. Duckworth was head of West Coast Financial Sponsor Coverage for Merrill Lynch & Co. where he managed client relationships with private equity firms throughout the western region. From 1988-2000, Mr. Duckworth served as Managing Director at Bankers Trust/Deutsche Bank where he maintained a similar emphasis on working with Financial Sponsors and on Leveraged Finance.

     Ariel Z. Emanuel, 45. Mr. Emanuel has served as one of our Directors since November 2004. At present, he is a member of The Endeavor Agency LLC, a California-based talent agency which he founded in 1995. Mr. Emanuel is active in P.S. Arts, an entertainment industry sponsored organization working to bring arts education to public schools in Southern California and served as co-chair of the 2002 Earth to LA biennial fund-raising event for the Natural Resources Defense Council.

     Terrence J. Wallock, 62. Mr. Wallock has served as one of our Directors since February 2007. He is the Chairman of our Nominating and Corporate Governance Committee and a member of our Board's Compensation Committee. For more than five years, Mr. Wallock has been engaged providing legal and consulting services in connection with merger, acquisition and restructuring situations, as well as advising companies that provide services to the retail grocery business. During his career, Mr. Wallock has served as a Senior Executive Officer and general counsel to a number of large grocery and foodservice chains, including Ralph's Grocery Company, the Vons Companies, and Denny's, Inc. Mr. Wallock is a Director of Simon Marketing, Inc.

     Class II Directors

     David R. Jessick, 53. Mr. Jessick has served as one of our Directors since February 2005 and is a member of our Board's Audit Committee and Nominating and Corporate Governance Committee. He served as a consultant to the Chief Executive and senior financial staff at Rite Aid Corporation where he previously served as a Senior Executive Vice President and Chief Administrative Officer from July 2002 to February 2005. Mr. Jessick served as Rite Aid's Senior Executive Vice President and Chief Administrative Officer from December 1999 to June 2002. Prior to that, from February 1997 to June 1999, Mr. Jessick was the Chief Financial Officer and Executive Vice President of Finance and Investor Relations for Fred Meyer, Inc. From 1979 to 1996, he was Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. He is currently non-executive Chairman of Pathmark Stores, Inc. (member of the Audit Committee), a director of Big 5 Sporting Goods, Inc. (member of the Audit Committee), a director of WKI Holding Company, Inc. (Chairman of the audit and the Compensation Committees), Pinnacle Foods Group, Inc. (member of the Audit Committee) and Dollar Financial Corp. (Chairman of the Audit Committee).

     Gregory Mays, 60. Mr. Mays has served as one of our Directors since February 2005, is the Chairman of our Board's Compensation Committee and a member of our Audit Committee. He also serves as Chief Executive Officer of Wild Oats Markets, Inc., a specialty grocery chain and he has been a consultant and private investor from


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February 1999 to present. Throughout his career, Mr. Mays has held numerous executive and financial positions primarily in the supermarket industry, most recently, from 1995 to 1999, as Executive Vice President of Ralphs Grocery. Prior to that, from 1992 to 1995, he was Executive Vice President of Food4Less Inc. From 1990 to 1992, Mr. Mays was Chief Executive Officer and President of Almacs Supermarkets. Currently, Mr. Mays is a Director of Pathmark Inc. and Director and Chief Financial Officer of Simon Marketing Inc.

     George A. Schnug, 61. Mr. Schnug has served as one of our Directors since February 2005. He is the Chief Executive Officer of Americold Logistics, LLC. Prior to that, Mr. Schnug had been affiliated with The Yucaipa Companies, an entity affiliated with AEC Associates, for more than 12 years. Mr. Schnug served as Executive Vice President of Corporate Operations at Fred Meyer from 1997 to 1998. From 1995 to 1997, he was at Ralphs Grocery Company and oversaw post-merger integrations for both the Ralphs-Food4Less acquisition in 1995 and the Fred Meyer-Ralph's merger in 1997. He also served as Senior Vice President of Administration at Food4Less from 1990 to 1995. Prior to that, Mr. Schnug was the Managing Partner for Sage Worldwide, a wholly owned subsidiary of advertising firm of Ogilvy & Mather. Mr. Schnug is a director of Digital On-Demand, Inc., and Americold Logistics, LLC. He is a former director and Chief Executive Officer of Alliance Entertainment Corp., which we acquired in 1995.

BOARD MEETINGS

     Our Board held 5 meetings during our 2006 fiscal year. All of our Directors attended at least 75% of all meetings of the Board and the Committees on which they serve.

EXECUTIVE SESSIONS OF NON-EMPLOYEE DIRECTORS

     Non-employee members of the Board meet without management present as frequently as they deem appropriate, and at least twice each year in conjunction with regularly scheduled meetings of the Board. The non-employee Directors rotate as the presiding Director for these meetings.

POLICY REGARDING DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

     We do not currently have a policy that requires the attendance of all Directors at annual meetings of stockholders. Three of our Directors attended our 2005 annual meeting of stockholders.

COMPENSATION OF DIRECTORS

     Under our current policy, each of our Directors who is not also one of our employees receives (i) an annual retainer of $35,000, (ii) an additional $3,000 for each quarterly Board meeting attended, and (iii) and additional $1,000 for each telephonic Board meeting attended. Chairmen of Committees receive an additional retainer ranging from $10,000 to $25,000 per year depending on the Committee chaired. Each committee member, other than the Chairman, receives an additional $5,000 per year for each committee on which he serves. All Director fees are payable in cash. Directors are also entitled to be reimbursed for expenses incurred by them in attending meetings of the Board and its Committees. Our Directors also receive an annual grant of stock options for the purchase of 10,000 shares of our stock at an exercise price equal to the closing price on the last trading day of the fiscal year. These options are fully vested on the date of issuance.

DIRECTOR INDEPENDENCE

     Our Board has determined that Messrs. Mays, Jessick, Davis, Wallock and Lyons are, and that Messrs. Katzman and Allen (prior to their resignations as Directors) were, "independent" within the meaning of the rules of The NASDAQ Stock Market. Each member of the Board's audit, compensation, nominating and corporate governance is independent within the meaning of those rules.


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COMMUNICATIONS WITH DIRECTORS

     Stockholders may communicate concerns to any Director, Committee member or the Board by writing to the following address: Source Interlink Companies Board of Directors, Source Interlink Companies, Inc., 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134 Attn: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence to the relevant Director, Committee member or the full Board, as indicated in the correspondence.

                          CORPORATE GOVERNANCE MATTERS

GENERALLY

     All of our property and business is controlled and managed under the supervision of our Board. Members of the Board are kept informed of our business through discussions with the Chairman, the Co-Chief Executive Officers, the Chief Financial Officer, and other key members of management, by reviewing materials provided to them and by participating in meetings of the Board and its Committees.

CODES OF ETHICS

     We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics is applicable to all representatives of our enterprise, including our executive officers and all other employees and agents of our Company and our subsidiary companies, as well as to our Directors. A copy of our Code of Business Conduct and Ethics is available in the Corporate Governance section of the Investor Relations page of our website. In addition, our Board has adopted a Code of Ethics for the Chief Executive Officer and Financial Executives and a Code of Conduct for Directors and Executive Officers which supplement our Code of Business Conduct and Ethics. A copy of each of these codes is available on the Corporate Governance section of the Investor Relations page of our website. We will disclose any amendments to, or waivers from, our Codes of Ethics on our website.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board has established three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each standing committee's written charter, as adopted by the Board, is available in the Corporate Governance section of the Investor Relations page of our website (www.sourceinterlink.com).

     Audit Committee

     The Audit Committee met nine times during the 2006 fiscal year. During fiscal 2006 the members of the Audit Compensation Committee were Allan R. Lyons (Chairman), David R. Jessick and Aron S. Katzman, each of whom was independent as defined in rules adopted by the SEC and The NASDAQ Stock Market. The Board has determined that two members of the Audit Committee, Messrs. Lyons and Jessick, qualify as Audit Committee financial experts under the standards issued by the SEC. On February 14, 2007, Mr. Katzman resigned from the Board and Mr. Mays was appointed to serve as a member of the Audit Committee.

     The Audit Committee appoints, evaluates, retains, terminates, compensates and oversees the work of any public accounting firm engaged by us to audit our financial statements or performing other audit, review or attest services for us. The Audit Committee also supervises and monitors the establishment and implementation of a system of financial control processes and internal controls and procedures designed to provide reasonable assurance of the reliability of our financial reports.

     Compensation Committee

     The Compensation Committee met once during the 2006 fiscal year. During the year, the members of the Compensation Committee were Aron S. Katzman (Chairman),
A. Clinton Allen and Gregory Mays, each of whom is independent as defined in rules adopted by the SEC and The NASDAQ Stock Market and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Messrs. Katzman and


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Allen resigned from the Board on February 14, 2007 and November 29, 2006, respectively. On November 29, 2006, Mr. Katzman resigned his Chairmanship and Mr. Mays was elected to serve as Chairman of the Compensation Committee. On February 14, 2007, Messrs. Wallock and Lyons were appointed to serve as members of the Compensation Committee.

     The Compensation Committee reviews and approves corporate goals and objectives relevant to our Chief Executive Officer, our other executive officers and our non-employee Directors, evaluates the Chief Executive Officer's performance in light of those goals and objectives and determines and approves the Chief Executive Officer's compensation levels based on this evaluation. The Compensation Committee also reviews and adopts our employee equity-based and incentive compensation plans, approves changes to such plans or, where necessary, recommends changes to such plans for approval by the Board or our stockholders and interprets and administers our equity-based plans as may be in effect from time to time.

     Capital Markets Committee

     Until its dissolution on November 29, 2006, the Capital Markets Committee was composed of Messrs. Duckworth (Chairman) A. Clinton Allen and Gray Davis. The Capital Markets Committee met three times during the 2006 fiscal year and was charged with the responsibility of monitoring our present and future capital requirements.

     Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee met twice during the 2006 fiscal year. During that year, the members of the Nominating and Corporate Governance Committee were A. Clinton Allen (Chairman), Allan R. Lyons and Gray Davis, each of whom are independent as defined in rules adopted by the SEC and The NASDAQ Stock Market. Mr. Allen resigned from the Board on November 29, 2006. On February 14, 2007, Mr. Wallock was elected Chairman, and Mr. Jessick a member, of the Nominating and Corporate Governance Committee.

     The Nominating and Corporate Governance Committee:

     - Evaluates, reviews and provides an annual assessment of the Board regarding the overall effectiveness of the organization of the Board (including with regard to the appropriate size, functions and needs of the Board), the performance of the Board and its Committees, the conduct of its business and the relationship between the Board and management.

     - Develops and recommends to the Board a set of corporate governance principles, reviews those principles at least annually, ensures that management has established a system to enforce them, reviews management's monitoring of our compliance with them, and recommends any proposed changes to the Board as the Committee deems advisable.

     - Reviews the outside activities of, and considers questions of possible conflicts of interest of, Board members and senior executives.

     - Establishes the criteria for membership on the Board and formulates a process to identify candidates for nomination as Directors.

     - Identifies candidates believed to be qualified to become Board members, conducts appropriate inquiries into the backgrounds and qualifications of such individuals and recommends to the Board the nominees to stand for election as Directors at the annual meeting of stockholders.

     - Recommends to the Board the membership of any Committee of the Board and identifies and recommends Board members qualified to fill vacancies on any Committee of the Board.

     - Assists the Board in assessing whether individual members of the Board are independent under all applicable laws, rules and regulations, including those promulgated by the SEC and by the principal national securities exchange or national securities association on which our securities are listed.

     - Formulates and recommends for adoption to the full Board a policy regarding consideration of nominees for election to the Board who are recommended by stockholders of the Company and reviews such candidates recommended by stockholders.

     - Formulates procedures for stockholders to send communications to the Board in order to facilitate stockholder communications with the Board and formulates procedures for interested parties to communicate with non-management Directors.

     - Identifies and brings to the attention of the Board and management current and emerging corporate governance trends, issues and best practices that may affect our business operations, performance or public image.

PROCESS FOR ELECTING DIRECTORS NOMINEES

     The process for electing Director nominees entails making a preliminary assessment of each candidate based upon his/her resume and other biographical information, his/her willingness to serve, and other background information. This information is then evaluated against the criteria set forth below, as well as the specific needs of the Board at that time.

     Based upon this preliminary assessment, candidates who appear to be the best fit will be invited to participate in a series of interviews. At the conclusion of this process, if it is determined that the candidate will be a good fit, the Nominating and Corporate Governance Committee will recommend the candidate to the Board for election. If the Director nominee is a current Board member, the Nominating and Corporate Governance Committee also considers prior Board performance and contributions. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates regardless of the source of the nomination.

     The minimum qualifications and attributes that the Nominating and Corporate Governance Committee believes must be possessed by a Director nominee include:

     -    The ability to apply good business judgment;

     - The ability to exercise his/her duties of loyalty and care for the benefit of our stockholders;

     -    Proven strength of character;

     -    Demonstrated integrity and ethics;

     -    Diversity of experience;

     -    The ability to understand complex principles of business and finance;
          and

     - Familiarity with national and international issues affecting businesses.

     All of the Director nominees are current members of the Board. The Nominating and Corporate Governance Committee may in the future engage the assistance of third parties to identify and evaluate potential Director nominees, as it deems appropriate.

     The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Candidates recommended by our stockholders must satisfy the same qualifications and possess the same attributes required for any Director nominees. If you wish to nominate a candidate, please forward the candidate's name and a detailed description of the candidate's qualifications, a document indicating the candidate's willingness to serve to: Corporate Secretary, Source Interlink Companies, Inc., 27500 Riverview Center Blvd., Suite

400, Bonita Springs, Florida 34134. A stockholder wishing to nominate a candidate must also comply with the notice requirements described above under the question, "How do I submit a stockholder proposal for next year's annual meeting?"



                               EXECUTIVE OFFICERS

     We have included below some information about those of our executive officers who are not also serving as members of our Board.

     Marc Fierman, 46. Mr. Fierman has served as our Chief Financial Officer since November 2002. Prior thereto, he served as Vice President of Finance (July 2001 to November 2002) and Vice President of Finance--Display Division (March 1999 to June 2001). From April 1997 to February 1999, Mr. Fierman served as the Chief Financial Officer of Brand Manufacturing Corp., which we acquired in January 1999.

     Jason S. Flegel, 41. Mr. Flegel has served as one of our Executive Vice Presidents since June 1996. Prior thereto, and since our inception in March 1995, he served as Vice President-- Western Region. For more than two years prior thereto, Mr. Flegel was an owner and the Chief Financial Officer of Display Information Systems Company, one of our predecessors.

     Alan Tuchman, 47. Mr. Tuchman was appointed our Co-Chief Executive Officer on November 10, 2006. He became one of our Executive Vice Presidents in February 2005 upon our acquisition of Alliance Entertainment Corp. Prior to the acquisition, he had served as President and Chief Operating Officer of Alliance since 2003. Mr. Tuchman joined Alliance in 1991 and was Vice President from that time until 1996, when he became Senior Vice President of Strategic Planning. Mr. Tuchman held this position until 1997 when he became President of AEC One Stop Group, Inc., a subsidiary of Alliance.

               SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth as of January 26, 2007 certain information concerning the ownership of our common stock by:

     - each person who is known to us to own beneficially 5% or more of our outstanding common stock;

     - each of our Directors, our Chief Executive Officer and our four other most highly paid executive officers in fiscal year 2006; and

     -    all Directors and executive officers as a group.

     The information presented below is based on information supplied by our officers and Directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The business address of our officers and Directors is in care of Source Interlink Companies, Inc. 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes all shares over which the subject individual has or shares voting or investment power. Shares of common stock subject to options that are currently exercisable within 60 days after January 26, 2007 are treated as outstanding for the purpose of computing the percentage ownership of the subject individual. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

     As of January 26, 2007, there were 51,914,012 shares of our common stock outstanding.



                                                                NUMBER OF SHARES                       PERCENT OF SHARES
NAME OF BENEFICIAL OWNER                                       BENEFICIALLY OWNED                      BENEFICIALLY OWNED
------------------------                                       ------------------                      ------------------
AEC Associates, L.L.C. (1)                                         17,685,568                                  34.1%
New Mountain Advisers, L.L.C. (2)                                   4,630,100                                   8.9
Wells Fargo & Company (3)                                           2,631,568                                   5.1
S. Leslie Flegel (4)                                                1,299,835 (5)                               2.5
Michael R. Duckworth (6)                                               20,000 (5)                               *
James R. Gillis (6)                                                   533,418 (5)                               1.0
Alan E. Tuchman (6)                                                   263,046 (5)                               *
Jason S. Flegel (6)                                                   381,860 (5)                               *
Marc Fierman (6)                                                       86,356 (5)                               *
Allan R. Lyons (6)                                                    374,037 (5), (7)                          *
Aron S. Katzman (6)(8)                                                349,467 (5)                               *
George A. Schnug (6)                                                   21,000 (5)                               *
Ariel Z. Emanuel (6)                                                   20,000 (5)                               *
David R. Jessick (6)                                                   20,000 (5)                               *
Gregory Mays (6)                                                       20,000 (5)                               *
A. Clinton Allen (9)                                                        -                                   *
Terrence J. Wallock (6)                                                     -                                   *

All Directors and named executive officers, as a
group (as of January 26, 2007, 13 persons)                          3,409,019 (5)                               6.4%

--------------------
* Less than 1%

(1) The business address for AEC Associates, L.L.C. is: c/o The Yucaipa Companies, 9130 West Sunset

     Boulevard, Los Angeles, California 90069. Mr. Ronald Burkle holds sole voting and investment authority over the shares held by AEC Associates, L.L.C.
(2) The business address for New Mountain Vantage Advisers, L.L.C. is: 787 Seventh Avenue, 49th Floor, New York, New York 10019. Mr. Steven B. Klinsky holds sole voting and investment authority over the shares beneficially held by New Mountain Vantage Advisers, L.L.C.
(3) The business address for Wells Fargo & Company is: 7 420 Montgomery Street, San Francisco, CA 94104
(4) Mr. Flegel resigned the offices of Chairman and Chief Executive Officer on November 10, 2006. His business address remains: c/o Source Interlink Companies, Inc., 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, Florida 34134.
(5) Includes shares issuable under options that are currently exercisable within 60 days in the amounts following each respective beneficial owner:

               Michael R. Duckworth -- 20,000 shares
               James R. Gillis --424,667 shares;
               Alan E. Tuchman -- 263,046 shares;
               Jason S. Flegel -- 170,360 shares;
               Marc Fierman -- 85,356 shares;
               Allan R. Lyons -- 40,000 shares;
               Aron S. Katzman -- 90,000 shares;
               George A. Schnug -- 20,000 shares;
               Ariel Z. Emanuel -- 20,000 shares;
               David R. Jessick -- 20,000 shares;
               Gregory Mays -- 20,000 shares; and,
               S. Leslie Flegel -- 755,000 shares.

(6) The business address of our Officers and Directors is: c/o Source Interlink Companies, Inc., 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, Florida 34134.
(7) Of the reported shares, 116,010 shares are held by Mr. Lyons' spouse. Mr. Lyons disclaims beneficial ownership of these securities, and this statement shall not be deemed an admission that he is the beneficial owner of the securities for any purpose.
(8)  Mr. Katzman resigned as a Director on February 14, 2007.
(9)  Mr. Allen resigned as a Director on November 29, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and certain of our officers, as well as other persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and The NASDAQ Stock Market reports of ownership of our securities and changes in reported ownership. Officers, Directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

     Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the 2006 fiscal year, our Officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except:

     - S. Leslie Flegel failed to timely file a Statement of Changes in Beneficial Ownership of Securities to reflect the exercise of 330,000 options to purchase shares of common stock and the subsequent sale of 300,000 shares of common stock. This omission was corrected by filing a Form 4 for Mr. Flegel in January 2006.

     - Carol Kloster failed to timely file a Statement of Changes in Beneficial Ownership of Securities to reflect the purchase of 2,000 shares of common stock and the issuance of options to purchase 150,000 shares of common stock. This omission was corrected by filing a Form 4 for Ms. Kloster in September 2005.

     - Alan Tuchman failed to timely file a Statement of Changes in Beneficial Ownership of Securities to reflect the issuance of 150,000 options to purchase shares of common stock. This omission was corrected by filing a Form 4 for Mr. Tuchman in September 2005.

     - Each of Messrs. Allen, Davis, Duckworth, Emanuel, Jessick, Katzman, Lyons, Mays and Schnug failed to timely file a Statement of Changes in Beneficial Ownership of Securities to reflect the issuance of 10,000 options to purchase shares of common stock received as compensation for service as a Director. These omissions were corrected by filing a Form 4 for each of these individuals in May or September 2005.

PERFORMANCE GRAPH

         The following graph illustrates the cumulative total stockholder return over the last five fiscal years on our common stock compared to the cumulative total return of companies listed on The NASDAQ Stock Market (Composite), the NASDAQ Non-Financial Index, and the Russell 2000 (Growth). The graph is based on the market price of our common stock and the common stock for all companies at January 31 each year and assumes that $100 was invested on January 31, 2001 in the common stock of all companies and dividends were reinvested for all companies.


                              [PERFORMANCE GRAPH]

                                        1/31/2001    1/31/2002    1/31/2003    1/31/2004    1/31/2005     1/31/2006
---------------------------------------------------------------------------------------------------------------------
NASDAQ                                    $100          $70          $48          $75          $74           $83
NASDAQ (Non-Financial)                    $100          $60          $38          $58          $59           $66
Russell 2000 (Growth)                     $100          $81          $56          $90          $93          $111
Source Interlink Companies, Inc.          $100          $95          $82         $235         $214          $201

                       COMPENSATION OF EXECUTIVE OFFICERS

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                             REGARDING COMPENSATION


     The Compensation Committee, composed entirely of independent Directors, is responsible to our Board, and indirectly to our stockholders, for monitoring and implementing our executive compensation program. The Compensation Committee reviews and recommends executive compensation levels and cash and equity incentives for executive officers. It reports its recommendations to the Board for its consideration and action. The following is the Compensation Committee's report for the 2006 fiscal year.

COMPENSATION PHILOSOPHY

     The Compensation Committee believes that our executive compensation program should be designed and administered to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent and efficient manner. In addition, the Compensation Committee believes that executive compensation should be driven primarily by the long-term interests of the Company and its stockholders.

COMPENSATION STRATEGY

     The Compensation Committee's general executive compensation strategy is based on the following three principles:

     - Compensation Should Relate to Performance. Executive compensation should reward performance and be competitive with pay for positions of similar responsibility at other companies of comparable complexity and size, or comparable companies within the various industries in which we compete.

     - Incentive Compensation Should Be a Greater Part of Total Direct Compensation For More Senior Positions. As employees assume greater responsibilities and have the opportunity to create more stockholder value, an increasing share of their total compensation package will be derived from variable incentive compensation (both of a long and short-term nature) generated by achievement of objectives producing long-term improvement in corporate performance.

     - Employee Interests Should Be Aligned with Stockholders. Executive compensation should reward contribution to long term stockholder value.

     The executive compensation program consists of three elements: salary and other annual compensation; short term incentives; and long-term incentives. Our goal is to provide above-market compensation opportunities tied to achievement of high standards and above-market goals for growth and performance.

     Salary and Other Annual Compensation. The annual salary for our executive officers is based upon the level and scope of the responsibility of the office, pay levels of similarly positioned executive officers among companies competing for the services of such executives and a consideration of the level of experience and performance profile of the particular executive officer. Based upon its review and evaluation, the Compensation Committee establishes the base salary to be paid to each executive officer. In addition, our executive officers receive certain perquisites, which are valued in accordance with SEC rules at the Company's incremental cost of providing these benefits.

     Short Term Incentives. The Compensation Committee also has the discretion to make discretionary cash awards for meritorious service to our long-term interests which in some cases may include the individual executive's performance objectives. At the conclusion of each fiscal year, the Compensation Committee reviews the individual executive's performance and, when deemed appropriate, authorizes payment for achievement.

     Long Term Incentive Compensation. The Compensation Committee has for many years used stock options as long-term incentives for executives and other key employees. Stock options have been used because they directly relate the amounts earned by executives and other key employees to the amount of appreciation realized by our stockholders over comparable periods. Recent changes in the accounting treatment of stock options have caused the Compensation Committee to deemphasize the use of stock options as a long term incentive mechanism. In lieu of stock options, the Compensation Committee has established cash based incentive programs, including a supplemental executive retirement plan and a challenge grant plan, and intends to explore additional plans and programs designed to reward contributions to increase long term stockholder value.

REVIEW OF COMPENSATION PROGRAM

     In light of the then proposed acquisitions of Alliance Entertainment Corp. and Chas. Levy Circulating Co., LLC., the Compensation Committee engaged Pearl Meyer & Partners, a Clark Consulting practice, to conduct a review and analysis of our current executive compensation program. In connection with such review and analysis, Pearl Meyer compared the competitiveness of our total reward package and the provisions and design of current executive contracts by comparison to a group of public and private companies of comparable complexity and size with particular focus on comparable companies within the various industries in which we compete.

     Based on Pearl Meyer's research and report, the Compensation Committee found that significant competitive weaknesses were present in our approach to executive compensation. Specifically, the Compensation Committee concluded that our compensation architecture lacked sufficient retention incentives and rewarded short term results more than long term growth. While additional initiatives may be undertaken, the Compensation Committee developed new contracts that were executed with each of our executive officers on February 28, 2005 concurrent with the consummation of our merger with Alliance Entertainment Corp.

COMPENSATION OF S. LESLIE FLEGEL

     For the 2006 fiscal year and prior to his resignation as Chief Executive Officer on November 10, 2006, Mr. S. Leslie Flegel's compensation was governed by the terms of a contract between him and us that was executed on March 1, 2005. In accordance with our contract, Mr. Flegel was entitled to receive a short term incentive payment following each fiscal year ended during his employment with us if and to the extent earned, but subject to the maximum amount specified, under our Short Term Incentive Program. The Short Term Incentive Program entitled Mr. Flegel to earn a short term incentive payment amount in any given fiscal year, up to $1,800,000, which amount was tied to our attainment of certain net operating income performance goals expressed as a percentage of the our Board-approved annual budget. Mr. Flegel was also eligible to participate in our Challenge Grant Program and to receive a disbursement of up to 35% of the aggregate payout contemplated thereby. We also permitted Mr. Flegel to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

     In conjunction with its general review of our executive compensation program, the Compensation Committee engaged Pearl Meyer to act as its independent executive compensation advisor with respect to the design and negotiation of the compensation package for our Chief Executive Officer and to render an opinion regarding the proposed contract terms and compensation levels -- including signing bonus, salary, short term incentive program and challenge grant program. On February 28, 2005, Pearl Meyer rendered to the Compensation Committee its written opinion, that the compensation package implemented on that date for our Chief Executive Officer is a fully appropriate reward program.

PERQUISITES

     Historically, we have provided certain perquisites to our executive officers. During the 2006 fiscal year, these perquisites included:

     -    supplemental medical expense reimbursement;
     -    personal use of company-leased motor vehicles;
     -    personal use of apartments in New York, New York and Park City, Utah;
          and,
     -    reimbursement of country club dues.

     During the 2006 fiscal year, none of our executive officers received perquisites and other personal benefits having a total value in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the executive officer in the Summary Compensation Table presented in this proxy statement of which this report is a part.

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows any federal income tax deductions by us for compensation paid to our executive officers in excess of $1 million each in any taxable year. Compensation above $1,000,000 may be deducted if it meets certain technical requirements to be classified as "performance-based compensation." The Compensation Committee believes that it is in the best interests of our Company and its stockholders to pay compensation to its executive officers that is deductible by the Company for federal income tax purposes. Our stock option plans have been structured to permit grants of stock options to be eligible for this performance-based exception (so that compensation upon exercise of such options or receipt of such awards, as the case may be, should be deductible under the Code). The Compensation Committee has taken and intends to continue to take whatever actions are necessary to minimize our non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Compensation Committee believes to be an important element of our executive compensation program.

CONCLUSION

     The Compensation Committee believes that the quality of executive leadership significantly affects long-term performance and that it is in the best interest of the stockholders to fairly compensate executive leadership for achievements that meet or exceed the high standards set by the Compensation Committee, so long as there is corresponding risk when performance falls short of such standards. In its review of the executive compensation program as implemented in the 2006 fiscal year, the Compensation Committee believes that the compensation received by our executives, including our Chief Executive Officer, is competitive within the industry and, when combined with the substantial equity holdings of our executive officers, provides incentives for performance that are aligned with the financial interests of our stockholders.

                                       Respectfully submitted by the
                                       Compensation Committee of the
                                       Board of Directors

                                       Gregory Mays, Chairman
                                       Allan R. Lyons
                                       Terrence J. Wallock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 2006 fiscal year, the Compensation Committee consisted of: Aron
S. Katzman (Chairman, resigned February 14, 2007), Kenneth F. Teasdale (resigned February 28, 2005), Gregory Mays (joined February 28, 2005), and A. Clinton Allen (joined February 28, 2005, resigned November 29, 2006). Messrs. Katzman and Allen resigned from our Board on February 14, 2007 and November 29, 2006, respectively. On November 29, 2006, Mr. Katzman resigned his Chairmanship and announced that he would not stand for re-election, and Mr. Mays was elected Chairman of the Compensation Committee. On February 14, 2007, Messrs. Lyons and Wallock were appointed to serve as members of the Compensation Committee.

EXECUTIVE COMPENSATION

     The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of our named executive officers, in the fiscal years indicated, for all services rendered in all capacities to the Company.

                                                                                                RESTRICTED     SECURITIES
                                          FISCAL                                                   STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR (a)         SALARY ($)       BONUS ($)(b)          AWARD ($)     OPTIONS (#)
--------------------------------------------------------------------------------------------------------------------------
S. Leslie Flegel (c)                       2006            884,363          1,425,000               -               -
Chief Executive Officer                    2005            535,683            175,000               -               -
                                           2004            556,307            250,000               -            150,000

James R. Gillis (d)                        2006            473,021            600,000               -               -
President and Chief Operating Officer      2005            450,501            300,000               -               -
                                           2004            418,571            250,000               -             50,000

Alan E. Tuchman (e)                        2006            471,068          1,300,000               -               -
President and Chief Operating              2005               -                  -                  -               -
Officer, Alliance Entertainment Corp.      2004               -                  -                  -               -

Jason S. Flegel                            2006            392,400            375,000               -               -
Executive Vice President                   2005            298,175               -                  -               -
                                           2004            279,328            125,000               -             50,000

Marc Fierman                               2006            317,342            196,200               -               -
Chief Financial Officer                    2005            212,002             82,400               -               -
                                           2004            206,410             40,000               -             25,000


---------------------

(a) For all individuals referenced in this table, the information contained herein is presented for our fiscal years ended January 31, 2004, 2005 and 2006.

(b) Bonus compensation is paid by the Company in the year subsequent to the executive performance to which it relates. Amounts reported reflect amounts actually paid by the Company in the year indicated, and include special bonuses of $750,000 for Mr. S. Leslie Flegel, $300,000 for Mr. Gillis, $1,300,000 for Mr. Tuchman, $125,000 for Mr. Jason Flegel and $135,000 for Mr. Fierman associated with the consummation of the merger with Alliance.

(c)  Mr. Flegel resigned as Chief Executive Officer November 10, 2006.

(d)  Mr. Gillis became Co-Chief Executive Officer on November 10, 2006.

(e) Mr. Tuchman became an executive officer of the Company on February 1, 2005 and Co-Chief Executive Officer on November 10, 2006.

OPTION GRANTS

     Option Grants in Last Fiscal Year

The following table presents information for the 2006 fiscal year with respect to stock options granted to our named executive officers:


                                                               PERCENT OF
                                 NUMBER OF                       TOTAL
                                SECURITIES                      OPTIONS
                                UNDERLYING                     GRANTED TO                            GRANT DATE
                                  OPTIONS                      EMPLOYEES            EXERCISE           PRESENT
       NAME                       GRANTED                       IN 2006              PRICE            VALUE (a)
---------------------------------------------------------------------------------------------------------------
S. Leslie Flegel                     -                             -                    -                  -
Alan E. Tuchman                   150,000                        25.5%               $ 11.00            $ 4.11
James R. Gillis                      -                             -                    -                  -
Jason S. Flegel                      -                             -                    -                  -
Marc Fierman                         -                             -                    -                  -


---------------------

(a) Calculated using the Black Scholes option pricing model using an assumed dividend yield of 0%, an assumed volatility of 0.50, an expected life of 3 years, and a risk free rate of 3.18%.


     Aggregated Option Exercises in Fiscal Year 2006 and Fiscal Year End 2006 Option Values

     The following table presents information for the 2006 fiscal year with respect to stock option exercises by our named executive officers based on the closing price of our stock on January 31, 2006.




                                                           NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FISCAL YEAR END (#)          AT  FISCAL YEAR END ($)
                            SHARES                      ------------------------------------------------------------------
                          ACQUIRED ON       VALUE
       NAME              EXERCISE (#)    REALIZED ($)   EXERCISABLE    UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------
S. Leslie Flegel            330,000      $ 2,006,100      755,000            -               $3,973,500            -

Alan E. Tuchman                -              -           263,046            -               $  339,758            -

James R. Gillis                -              -           290,000            -               $1,237,500            -

Jason S. Flegel                -              -           211,500            -               $1,089,935            -


Marc Fierman                   -              -            85,356            -               $  494,639            -

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     S. Leslie Flegel. Mr. Flegel resigned as our Chairman and as Chief Executive Officer on November 10, 2006. Prior to his resignation, Mr. Flegel's employment was governed by his prior employment agreements. In May 2003, we entered into an employment and non-competition agreement with Mr. Flegel, providing for his continued service in that position until January 31, 2006. Mr. Flegel received base compensation of $535,000, subject to annual adjustment at the discretion of the Compensation Committee of our Board. The agreement also provided for the award of two cash incentives. The first entitled Mr. Flegel to receive a bonus of up to 50% of his base compensation depending on the degree to which we achieve our projected consolidated net income. The second permitted the Compensation Committee to award to Mr. Flegel a discretionary bonus of up to 50% of his base compensation depending on such factors as the Committee determines to be relevant. The agreement also entitled Mr. Flegel to receive $250,000 as consideration for his agreement to refrain from engaging, directly or indirectly, in the rendering of services competitive with those offered by our Company during the term of his employment and for one year thereafter.

     On March 1, 2005, we entered into a new employment agreement with Mr. Flegel. Under this new agreement, we agreed to continue to employ Mr. Flegel in his current capacity as our Chairman and Chief Executive Officer for a term commencing March 1, 2005 and ending January 31, 2010. Mr. Flegel would have the usual and customary duties, responsibilities and authority of Chairman and Chief Executive Officer and would perform such other and additional duties and responsibilities as are consistent with that position and as our Board of Directors may reasonably require. We paid Mr. Flegel $750,000 in cash upon the execution and delivery of his employment agreement and agreed to pay him a base salary of $915,000 per year during the period of Mr. Flegel's employment. In addition, Mr. Flegel was entitled to receive a short term incentive payment following each fiscal year ended during his employment with us if and to the extent earned, but subject to the maximum amount specified, under our Short Term Incentive Program. The Short Term Incentive Program entitled Mr. Flegel to earn a short term incentive payment amount in any given fiscal year, up to $1,800,000, which amount was tied to our attainment of certain net operating income performance goals expressed as a percentage of the our Board-approved annual budget. Mr. Flegel was also eligible to participate in our Challenge Grant Program and to receive a disbursement of up to 35% of the aggregate payout contemplated thereby. We also permitted Mr. Flegel to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

     Mr. Flegel's employment agreement further provided that, effective upon the expiration of the employment term, we and Mr. Flegel would enter into a consulting agreement. Under this consulting arrangement, we were obligated to engage Mr. Flegel as a consultant for a period of five years commencing February 1, 2010 and ending January 31, 2015, subject to certain early termination rights. We agreed to pay Mr. Flegel: (i) a fixed retainer fee of $415,000 per year and (ii) compensation as a non-employee Director in accordance with then corporate policy. The parties agreed to execute and deliver the consulting agreement on or about October 31, 2009 and cause it to become effective February 1, 2010, subject to early termination rights.

     On November 10, 2006 (the "Termination Date") we entered into a Separation, Consulting and General Release Agreement with Mr. Flegel providing for his immediate resignation as Chairman of the Board, Chief Executive Officer and Director of the Company (the "Separation Agreement"). Under the Separation Agreement, Mr. Flegel agreed to give up any right or claim to benefits or compensation agreement under his existing employment agreement and that he will only be entitled to the benefits and compensation set forth in the Separation Agreement. Under the Separation Agreement, Mr. Flegel will receive, among other things, (i) a lump sum cash payment of approximately $900,000, representing his annual bonus for fiscal year 2007 not later than March 15, 2007 and (ii) a lump sum severance benefit of $4.6 million payable May 21, 2007. The Company and Mr. Flegel also agreed that options held by Mr. Flegel for the purchase of 395,000 shares of the Company's common stock would expire, if not previously exercised, on February 25, 2007, and that an additional option for the purchase of 360,000 shares would remain exercisable until its stated expiration date of February 3, 2008. Mr. Flegel will also provide consulting services to the Company for a period of three (3) years from the Termination Date (the "Consulting Services"). Pursuant to the terms of the consulting arrangement, Mr. Flegel will be paid $1 million per year, payable monthly, and will be entitled to up to $4 million in bonuses payable upon the Company obtaining certain business objectives. The Company will also provide, at its expense, health care insurance during the term of the consulting arrangement and shall provide an office and an assistant for one year from the Termination Date. During the term of the consulting arrangement, Mr. Flegel agrees not to engage in any competitive activities, as defined in the Separation Agreement.

     James R. Gillis. In December 1998, we entered into an employment and non-competition agreement with our President and Chief Operating Officer, James
R. Gillis, which we amended in August 2000 and again in July 2002. The agreement provided for Mr. Gillis to serve as President and Chief Operating Officer until January 30, 2006. As base compensation for his services, Mr. Gillis received an annual salary of $450,000 during the 2005 fiscal year. Under the agreement, Mr. Gillis is also entitled to receive a guaranteed annual bonus of $250,000 as long as he is employed by the Company on February 28 of each year and a discretionary bonus of up to $100,000 each fiscal year at the discretion of the Compensation Committee. Mr. Gillis agreed to refrain from disclosing information confidential to the Company during the term of the employment agreement and agreed not to engage, directly or indirectly, in the rendering of services competitive with those offered by us during the term of his employment and for two years thereafter.

     On February 28, 2005, we entered into a new employment agreement with Mr. Gillis. Under this new agreement, we will continue to employ Mr. Gillis in his current capacity as our President and Chief Operating Officer for a five-year term commencing February 28, 2005. Mr. Gillis will have the usual and customary duties, responsibilities and authority of President and Chief Operating Officer and will perform such other and additional duties and responsibilities as are consistent with that position and as our Board of Directors may reasonably require. We paid Mr. Gillis $300,000 in cash upon the execution and delivery of the employment agreement and a base salary of $475,000 during fiscal year 2006, and will pay him a base salary of (i) $525,000 during fiscal year 2007, (ii) $600,000 during fiscal year 2008, (iii) $624,000 during fiscal year 2009 and
(iv) $649,000 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Gillis is entitled to receive a guaranteed bonus each year during his employment with us in an amount equal to 50% of his base salary in effect in a given year (payable in equal quarterly installments), or such other amount as the Compensation Committee may approve in its sole discretion. We will also permit Mr. Gillis to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

     On November 10, 2006, we appointed Mr. Gillis as Co-Chief Executive Officer. Mr. Gillis is currently compensated under the terms of his existing employment agreement.

     Jason S. Flegel. In January 2001, we entered into an employment agreement with Jason S. Flegel, our Executive Vice President - Operations, which automatically continues for one year terms unless terminated by either party on ninety days notice. Under his employment agreement, Mr. Flegel received an annual base compensation of $291,000 during the 2005 fiscal year. In addition, the agreement permits the Compensation Committee to award to Mr. Flegel a discretionary bonus of up to $100,000 on such basis as the Committee determines to be relevant. Mr. Flegel agreed to refrain from disclosing information confidential to the Company during the term of the employment agreement and agreed not to engage, directly or indirectly, in the rendering of services competitive with those offered by us during the term of his employment and for two years thereafter.

     On February 28, 2005, we entered into a new employment agreement with Mr. Flegel. Under the new agreement, we will continue to employ Mr. Flegel in his current capacity as our Executive Vice President for a five-year term commencing February 28, 2005. Mr. Flegel will have the usual and customary duties, responsibilities and authority of an Executive Vice President and will perform such other and additional duties and responsibilities as are consistent with that position and as our Board of Directors may reasonably require. We paid Mr. Flegel $125,000 in cash upon the execution and delivery of the employment agreement and a base salary of $400,000 during fiscal year 2006, and will pay him (i) $450,000 during fiscal year 2007, (ii) $475,000 during fiscal year 2008,
(iii) $500,000 during fiscal year 2009 and (iv) $520,000 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Flegel is entitled to receive an annual bonus in an amount, not to exceed 75% of Mr. Flegel's base salary in effect in a given year, to be determined by the Compensation Committee in its sole discretion. We will also permit Mr. Flegel to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

     Marc Fierman. In July 2003, we entered into an employment and non-competition agreement with our Chief Financial Officer, Marc Fierman, providing for his continued service in that position until January 31, 2006. As compensation for his services, Mr. Fierman is entitled to receive a base salary of $200,000 (subject to an annual mandatory increase of 6% per year) and a guaranteed bonus equal to 20% of his base salary. The agreement also permits the Compensation Committee to award to Mr. Fierman a discretionary bonus of up to 30% of his base compensation depending on such factors as the Committee determines to be relevant. Mr. Fierman agreed to refrain from disclosing information confidential to the Company during the term of the employment agreement and agreed not to engage, directly or indirectly, in the rendering of services competitive with those offered by us during the term of his employment and for six months thereafter.

     On February 28, 2005, we entered into a new employment agreement with Mr. Fierman. Under the new agreement, we will continue to employ Mr. Fierman in his current capacity as our Executive Vice President and Chief Financial Officer for a five-year term commencing February 28, 2005. Mr. Fierman will have the usual and customary duties, responsibilities and authority of Executive Vice President and Chief Financial Officer and will perform such other and additional duties and responsibilities as are consistent with that position and as our Board of Directors may reasonably require. We paid Mr. Fierman $135,000 in cash upon the execution and delivery of the employment agreement and a base salary of $325,000 during fiscal year 2006, and will pay him (i) $350,000 during fiscal year 2007, (ii) $375,000 during fiscal year 2008, (iii) $400,000 during fiscal year 2009 and (iv) $425,000 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Fierman is entitled to receive an annual bonus in an amount, not to exceed 50% of Mr. Fierman's base salary in effect in a given year, to be determined by the Compensation Committee in its sole discretion. We will also permit Mr. Fierman to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

     Alan E. Tuchman. On November 10, 2006, we appointed Mr. Tuchman Co-Chief Executive Officer. He currently serves under an employment agreement we entered into with him on February 28, 2005. Under the agreement, we agreed to employ Mr. Tuchman as our Executive Vice President for a five-year term commencing February 28, 2005. Mr. Tuchman would have the usual and customary duties, responsibilities and authority of an Executive Vice President and will perform such other and additional duties and responsibilities as are consistent with that position and as our Board of Directors may reasonably require. We paid Mr. Tuchman a base salary of $475,000 during fiscal year 2006, and will pay him (i) $500,000 during fiscal year 2007, (ii) $520,000 during fiscal year 2008, (iii) $540,800 during fiscal year 2009 and (iv) $562,432 from the beginning of fiscal year 2010 through the expiration of the employment agreement. In addition, Mr. Tuchman is entitled to receive an annual bonus in an amount, not to exceed 75% of Mr. Tuchman's base salary in effect in a given year, to be determined by the Compensation Committee in its sole discretion. We will also permit Mr. Tuchman to participate in any equity-based incentive, healthcare, retirement, life insurance, disability income and other benefits plans offered by us with respect to our executive officers generally.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     On February 28, 2005, the Compensation Committee of the Board of Directors approved the Source Interlink Companies, Inc. Supplemental Executive Retirement Plan, effective as of March 1, 2005 (the "SERP"). The SERP is a nonqualified defined benefit plan. The SERP provides that certain members of our management and other highly compensated employees (within the meaning of the Employment Retirement Income Security Act of 1974, as amended) ("ELIGIBLE SERP PARTICIPANTS") are entitled to be selected to receive certain retirement benefits from us pursuant to an executive participation agreement entered into in connection with the SERP. Under the SERP, an Eligible SERP Participant who terminates employment with us and retires will be eligible to receive retirement benefits as follows:

     1. Upon the Termination for Cause (as defined in the SERP) of the Eligible SERP Participant by us, the participant will not be entitled to receive any retirement benefits;

     2. If the Eligible SERP Participant resigns, the participant will be entitled to receive a retirement benefit commencing at the age of 65; provided, that the participant has served with us for a period of more than five years from the effective date of the executive participation agreement and is at least 55 years old at the time of resignation;

     3. If we terminate the employment of the Eligible SERP Participant for Disability (as defined in the SERP), the participant will be entitled to receive a retirement benefit commencing at the age of 65;

     4. If the Eligible SERP Participant terminates employment with us and retires at or after the age of 65, the participant will be entitled to receive a Normal Retirement Benefit (as defined in the SERP) commencing at the age of retirement;

     5. If the Eligible SERP Participant terminates employment with us and retires at or after the age of 55, but before the age of 65, the participant will be entitled to receive an Early Retirement Benefit (as defined in the SERP) commencing at the age of early retirement; and

     6. If we terminate the employment of the Eligible SERP Participant prior to the age of 55 without cause for reasons other than death or Disability (as defined in the SERP), the participant will be entitled to receive a retirement benefit commencing at the age of 65.

     If the Eligible SERP Participant is entitled to receive retirement benefits from us, the amount of retirement benefits will be calculated in accordance with such participant's executive participation agreement. The Eligible SERP Participant's retirement benefits will be offset by retirement benefits payable under any defined benefit plans (as defined under the Employee Retirement Income Security Act of 1974, as amended) sponsored by us.

     Benefits under the SERP are to be paid monthly for the Eligible SERP Participant's lifetime, but for not less than 60 months. If an Eligible SERP Participant dies before the end of such 60-month period, monthly payments will continue for the remainder of such 60-month period to the participant's surviving spouse or estate, as applicable. In the event of a change of control while the SERP is in effect, there will be no acceleration of any benefits under the SERP or any other additional benefits.

EXECUTIVE PARTICIPATION AGREEMENTS - FORM OF EXECUTIVE PARTICIPATION AGREEMENT

     On March 1, 2005, in connection with participation in the SERP, we entered into executive participation agreements with certain Eligible SERP Participants. Pursuant to the executive participation agreements, upon an Eligible SERP Participant's retirement at the age of 65, we will pay to the Eligible SERP Participant a monthly Normal Retirement Benefit of: (i) 25% of the average of the three highest annual base salaries during the five year period preceding the retirement of the Eligible SERP Participant (the "SERP BASE AMOUNT") after five years of service with us; (ii) 50% of the SERP Base Amount after ten years of service with us; or (iii) 75% of the SERP Base Amount after 15 years of service with us. The maximum payout to an Eligible SERP Participant under the executive participation agreement is 75% of the SERP Base Amount. If an Eligible SERP Participant elects to delay receipt of retirement benefit payments until after the age of 65, we will pay the Eligible SERP Participant a monthly retirement benefit for his or her lifetime calculated on a present value basis as actuarially discounted at 6.25% or the then current One Year Treasury Rate, whichever is higher.

     At any time after an Eligible SERP Participant reaches age 55 and has been eligible to participate for a minimum of five full years, the Eligible SERP Participant may retire or resign and choose to either (i) delay payments until age 65, at which time the Eligible SERP Participant would receive the full current benefit amount at the time of resignation as calculated payable for the remainder of his or her life from age 65 or (ii) begin receiving Early Retirement Benefits immediately at the time of retirement, which amounts would be actuarially discounted on a present value basis as actuarially discounted at 6.25% or the then current One Year Treasury Rate, whichever is higher.

     Upon Termination for Cause (as defined in the SERP), no benefit is payable to the Eligible SERP Participant. Upon termination for other than cause, death or Disability (as defined in the SERP), we will pay to the Eligible SERP Participant, commencing at age 65, a the Normal Retirement Benefit described above but with the following adjustments: (i) 5% of the SERP Base Amount payable at age 65 after one year of service; (ii) 10% of the SERP Base Amount payable at age 65 after two years of service; (iii)15% of the SERP Base Amount payable at age 65 after three years of service; or (iv) 20% of the SERP Base Amount payable at age 65 after four years of service.

EXECUTIVE PARTICIPATION AGREEMENT WITH JAMES R. GILLIS

     On March 1, 2005, we entered into an executive participation agreement with James R. Gillis in connection with his participation in the SERP. The terms of Mr. Gillis' executive participation agreement are substantially similar to the terms of the form of executive participation agreement described above, except that the schedule of Normal Retirement Benefit payments is altered in light of Mr. Gillis' age relative to other younger Eligible SERP Participants. Pursuant to Mr. Gillis' executive participation agreement, Mr. Gillis is entitled to receive his full benefit paid, without discount, immediately upon his retirement based on the following schedule of payments: (i) 25% of the SERP Base Amount payable immediately after five years of service; (ii) 30% of the SERP Base Amount payable immediately after six years of service; (iii) 35% of the SERP Base Amount payable immediately after seven years of service; (iv) 40% of the SERP Base Amount payable immediately after eight years of service; (v) 45% of the SERP Base Amount payable immediately after nine years of service; (vi) 50% of the SERP Base Amount payable immediately after ten years of service; (vii) 55% of the SERP Base Amount payable immediately after 11 years of service;
(viii) 60% of the SERP Base Amount payable immediately after 12 years of service; (ix) 65% of the SERP Base Amount payable immediately after 13 years of service; (x) 70% of the SERP Base Amount payable immediately after 14 years of service; or (xi) 75% of the SERP Base Amount payable immediately after 15 years of service. The maximum payout to Mr. Gillis under his executive participation agreement is 75% of the SERP Base Amount.

CHALLENGE GRANT PROGRAM

     On February 28, 2005, the Compensation Committee approved the Source Interlink Companies, Inc. Challenge Grant Program, effective as of March 1, 2005 (the "CHALLENGE GRANT"). The Challenge Grant provides that S. Leslie Flegel and any member of our management and other highly compensated employees (within the meaning of the Employment Retirement Income Security Act of 1974, as amended) that Mr. Flegel and the Compensation Committee (when required under the Challenge Grant) designate as eligible to participate in the Challenge Grant ("ELIGIBLE CHALLENGE GRANT PARTICIPANTS") are entitled to share an aggregate payout (the "AGGREGATE PAYOUT") tied to the attainment by us of certain specified consolidated net operating income targets over the period commencing March 1, 2005 and ending January 31, 2008 (the "CHALLENGE PERIOD").

     Payment of the Aggregate Payout amounts will be made at the conclusion of the Challenge Period and will be allocated among Eligible Challenge Grant Participants in such amounts as determined by Mr. Flegel and the Compensation Committee (when required under the Challenge Grant); provided, that no more that 35% of the Aggregate Payout will be allocated to Mr. Flegel. The Compensation Committee reserves the right, but has no obligation, to adjust upward or downward the consolidated net operating income targets under the Challenge Grant if, during the Challenge Period, we complete the acquisition or disposition of a significant amount of assets otherwise than in the ordinary course of business. Any such adjustment during the Challenge Period will be reasonably related to any increase or decrease in our net income expected to result from the completion of such acquisition or disposition.

SPLIT-DOLLAR INSURANCE AGREEMENTS WITH EXECUTIVE OFFICERS

     On March 1, 2005, we entered into split-dollar insurance agreements with certain members of our management and other key executive personnel. Each employee entering into a split-dollar insurance agreement will be issued a life insurance policy and will have the right to designate the beneficiary of a portion of the policy's death benefit in an amount equal to three times the employee's annual base salary. The entire premium on the policy will be paid by us and the employee will not have the option to purchase the policy. Each split-dollar insurance agreement may be terminated by us, with or without the consent of the employee, upon written notice to the employee. An employee's split-dollar insurance agreement will terminate automatically upon termination of such employee's employment with us for any reason other than such employee's death.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee operates under a written charter adopted by the Board. The Directors who serve on the Audit Committee have no financial or personal ties to our Company (other than Director compensation and equity ownership as described in this proxy statement) and are all "independent" under rules adopted by the SEC and The NASDAQ Stock Market. In addition, our Board has determined that two members of the Audit Committee, Messrs. Lyons and Jessick, qualify as Audit Committee financial experts under the standards issued by the SEC.

     The Audit Committee is responsible for reviewing and monitoring our accounting and financial reporting practices. The Audit Committee also assesses the qualifications and independence of the accountants engaged to perform the annual audit of our financial statements, the performance of our internal accounting and financial reporting staff, and our compliance with legal and regulatory disclosure requirements. In performing its duties, the Audit Committee meets regularly with representatives of our management and independent registered public accounting firm concerning the matters within the Audit Committee's authority and responsibility, including the overall scope and plan for the annual audit of our financial statements. Our independent registered public accounting firm reports directly to the Audit Committee and has direct access to Committee members.

     Management is responsible for the preparation, integrity and fair presentation of our consolidated financial statements and related financial information. Management is also responsible for establishing and maintaining a system of internal controls designed to provide reasonable assurance to our management and Board regarding the preparation of reliable published financial statements. In fulfilling its responsibilities, the Audit Committee reviewed with management our audited consolidated financial statements for the fiscal year ended January 31, 2005 and discussed the quality, not just the acceptability, of our reporting and accounting practices.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm the results of their examinations and their evaluations of our internal controls. The Audit Committee also reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our financial reporting and discussed the matters described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, and reviewed the independent registered public accounting firm's written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

     The Audit Committee must pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm, subject to de minimus exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit. The Audit Committee also reviews with our Chief Executive Officer and Chief Financial Officer the processes by which such officers make certifications required by the Sarbanes-Oxley Act of 2002.

     Based on these reviews and discussions, the Audit Committee recommended to the Board and the Board approved that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2006. The Board also accepted the Audit Committee's recommendation that our independent registered public accounting firm, BDO Seidman LLP, be reappointed for the 2006 fiscal year.

     The internal auditor met frequently with management and the Audit Committee to review the progress and results of the review, documentation and testing. To the extent that any deficiencies in controls were found, steps were taken to remediate and retest them. Upon completion of the internal process, our independent registered public accounting firm conducted an extensive review of the documentation of each process and independently tested the operation of each.

     In addition, the Audit Committee discussed with management their assessment of the effectiveness of our internal controls over financial reporting, and discussed with representatives of our independent registered public accounting firm their opinion as to management's assessment of the effectiveness of our internal controls over financial reporting and their opinion as to the effectiveness of our internal controls over financial reporting. Finally, the Committee discussed with representatives of our independent registered public accounting firm any deficiencies in our internal controls over financial reporting identified as a result of the firm's audit of our internal controls. The independent registered public accounting firm did not find any material weaknesses in our internal controls as of January 31, 2006 and the report of the independent registered public accounting firm is included in our Annual Report on Form 10-K for the year ended January 31, 2006.


                                               Respectfully submitted by the
                                               Audit Committee of the
                                               Board of Directors

                                               Allan R. Lyons, Chairman
                                               David R. Jessick
                                               Gregory Mays

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     BDO Seidman, LLP, independent certified public accountants, served as our independent registered public accounting firm during the fiscal year ended January 31, 2006 and has been selected by the Audit Committee to serve as our independent registered public accounting firm for the 2007 fiscal year. Representatives of BDO Seidman, LLP are expected to be present at the annual meeting of stockholders. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The following table summarizes fees billed to us by our principal accounting firm and independent registered public accounting firm BDO Seidman, LLP for professional services rendered as of and for the years ended January 31, 2006, 2005 and 2004:

(in thousands)                        2006                 2005                  2004
--------------------------------------------------------------------------------------
Audit Fees                           $1,357               $1,122                  $615
Audit Related Fees                       23                  175                     -
Tax Fees                                 39                   24                     -
All Other Fees                            -                    -                     -
--------------------------------------------------------------------------------------
Total Fees                           $1,419               $1,321                  $615

     Audit Fees. These fees comprise professional services rendered in connection with the audit of our consolidated financial statements on Form 10-K and the review of our quarterly consolidated financial statements on Form 10-Qs that are customary under auditing standards generally accepted in the United States of America. Audit fees also include consultations regarding accounting issues and consents for other SEC filings.

     Audit Related Fees. These fees result from assurance and related services that are reasonably related to the performance of the audits and reviews of our financial statements and are not included under "Audit Fees" in the foregoing table. In 2006, these fees related to due diligence work performed in connection with acquisitions and the audit of the Company's 401(k) plan.

     Tax Fees. These fees comprise professional services relating to tax compliance, tax planning and tax advise.

     All other fees. These fees comprise all other services other than those reported above. Our intent is to minimize services in this category.

POLICY REGARDING AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and establishes budgets for major categories of services. The Audit Committee Chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved but for which the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the Chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing said service. The Audit Committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm. During our 2006 fiscal year, all services performed by the independent registered public accounting firm were pre-approved.

                                  OTHER MATTERS

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

     Ariel Z. Emanuel, one of our Directors, was paid $1.5 million upon consummation of the merger with Alliance Entertainment Corp. as compensation for consulting services provided to Alliance in connection with the merger. Mr. Emanuel was not a Director at the time Alliance entered into this arrangement with him nor when the Board approved the merger.

     In connection with the merger with Alliance, we and The Yucaipa Companies, an entity affiliated with AEC Associates, entered into a consulting agreement. Pursuant to the consulting agreement and subject to certain conditions specified therein, Yucaipa agreed to provide us, upon request, with consulting and financial services for an annual fee of $1 million, plus out-of-pocket expenses, however, no additional services are required. The term of the consulting agreement is for a period of five years. Either party may terminate the consulting agreement at any time; however, if we terminate the consulting agreement then we will be required to pay Yucaipa a cash termination payment equal to the remaining unpaid portion of the fees owed for the term in which the termination occurs plus $1 million. Yucaipa agrees, during the term of the consulting agreement and for one year thereafter, not to solicit any employees or consultants of ours or Alliance. In February 2006, in accordance with the terms of the agreement, we engaged Yucaipa to perform certain special services.

     AEC Associates is the majority stockholder of Digital On-Demand, Inc. In connection with the spin-off of certain assets by Alliance to Digital On-Demand, Inc. which occurred prior to the merger, Alliance and Digital On-Demand, Inc. entered into a number of agreements including a distribution and separation agreement, licensing and co-marketing agreement, transition/shared services agreement and tax-sharing and indemnification agreement. We assumed the rights and obligations of Alliance under these agreements upon consummation of our merger with Alliance.

     Carol Kloster, who served as an executive officer until October 30, 2006, is a Director of Chas. Levy Company, LLC, formerly the sole member of Chas. Levy Circulating Co. LLC. Concurrent with our acquisition of Chas. Levy Circulating Co. LLC, we entered into an agreement with Levy Home Entertainment, LLC, a wholly owned subsidiary of Chas. Levy Company, LLC to purchase book product for distribution to our customers. During the period beginning in May 2005 and ending January 31, 2006, we purchased $23.1 million in book product from Levy Home Entertainment, net of returns.


INCORPORATION BY REFERENCE

     The Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Report of Audit Committee of the Board of Directors and the Performance Graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference.

ADDITIONAL INFORMATION

         Our 2006 Annual Report is included with the mailing of this proxy statement. We will provide a copy of our Annual Report on Form 10-K for the year ended January 31, 2006, without charge to anyone who makes a written request to Source Interlink Companies, Inc., Corporate Secretary, 27500 Riverview Center Blvd., Suite 400, Bonita Springs, Florida 34134. Our Annual Report on Form 10-K and all other filings with the SEC may also be accessed through the Investor Relations page on our website at www.sourceinterlink.com.

                                        By order of the Board of Directors

                                        /s/ DOUGLAS J. BATES
                                        Douglas J. Bates
                                        Senior Vice President, General Counsel
                                        and Secretary

Dated: February 23, 2007

                        SOURCE INTERLINK COMPANIES, INC.
                                 AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                     CHARTER

                            AS AMENDED MARCH 9, 2004

I. PURPOSE

The Board of Directors of Source Interlink Companies, Inc. has, by resolution duly made and adopted, established and constituted a committee of its members to be designated as the "Audit Committee" for the purpose of (a) providing review and oversight of the Company's financial accounting processes and practices, (b) requiring that management properly develop and adhere to a sound system of internal controls, (c) implementing procedures designed to objectively assess management's practices and internal controls, (d) obtaining an independent, objective review and assessment of the Company's financial reporting processes and practices from a public accounting firm registered with the Public Company Oversight Board, and (e) providing reasonable assurance of the Company's compliance with all legal and regulatory rules and regulations applicable to public disclosure of the Company's financial condition and results of operation.

II. STRUCTURE

2.1 NUMBER OF MEMBERS. The number of Directors constituting the Audit Committee shall be not less than three as fixed from time to time by vote of the entire Board of Directors.

2.2 APPOINTMENT; QUALIFICATIONS. Each member of the Audit Committee shall be appointed by vote of the Board of Directors from those of its number who are "independent" within the meaning of applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission and by the principal national securities exchange or national securities association on which the Company's securities are listed. In addition, at least one of the Directors appointed to membership on the Audit Committee shall qualify as an "audit committee financial expert" as that term is defined by applicable rules and regulations promulgated by the U.S. Securities and Exchange Commission. Committee members shall hold office until the next Annual Meeting of the Board of Directors, or until their successors shall have duly appointed and qualified. Notwithstanding any other provision herein, any member of the Audit Committee may be removed at any time the vote of the Board of Directors.

2.3 MEETINGS. The Audit Committee may hold meetings, both regular and special, either within or without the State of Missouri. The Annual Meeting of the Audit Committee shall be held immediately following the Annual Meeting of the Board of Directors at the place at which the meeting of the Board of Directors is held and no notice of such meeting shall be necessary to the newly appointed members of the Audit Committee in order to legally constitute the meeting provided that a quorum of the members of the Audit Committee is present. At such Annual Meeting, the members of the Audit Committee shall elect one of their number to serve as Chairman. Regular meetings of the Audit Committee may be held without notice at such time and place as shall be determined from time to time by the Audit Committee. Special meetings of the Audit Committee may be called by the Chairman of the Audit Committee on not less than two (2) business days' notice to each member, either personally, or by mail, facsimile or electronic transmission.

2.4 MANNER OF ACTING. At all meetings of the Audit Committee, a majority of the members shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting at which there is a quorum shall be the act of the Audit Committee. Any action required or permitted to be taken at any meeting of the Audit Committee may be taken without a meeting, without prior notice, if all members of the Audit Committee consent thereto in writing, and the writing is filed with the minutes of the proceedings of the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by telephonic or similar means provided that all participating persons can hear each other, and such participation in a meeting shall constitute presence, in person, at the meeting.

III. AUTHORITY AND RESPONSIBILITY

3.1 CHARTER REVIEW. Not less frequently than annually, the Audit Committee shall review, evaluate and affirm the adequacy of this Charter, and if necessary, recommend for adoption by the Board any proposals that it deems necessary to fulfill its mandate as expressed herein or under applicable rules and regulations.

3.2 SUPERVISION OF AUDITORS. The Audit Committee is hereby vested with the direct and exclusive authority to appoint, evaluate, retain, terminate, compensate and supervise any public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (an "Auditor") such that any such Auditor shall be accountable solely to the Audit Committee as representatives of the Board of Directors and shareholders of the Company. In furtherance of this authority, the Audit Committee shall:

     - Evaluate and take such actions as it deems reasonable to satisfy itself that any such Auditor is qualified and registered with the Public Company Accounting Oversight Board and is otherwise independent from the Company and its management;
     - Obtain from any such Auditor, at least annually, a formal written statement delineating (a) all relationships between the Auditor and the Company or any of its management consistent with Independence Standards Board Standard 1, (b) the Auditors' internal quality-control procedures, and (c) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditor, and any steps taken to deal with any such issues;
     - Actively engage in a dialogue with any such Auditor concerning any disclosed relationships or services that may impact the objectivity and independence of the Auditor;
     - Approve in writing, after consultation with the Company's principal accounting officer, all audit engagement fees and terms, as well as all significant non-audit engagements of any such Auditor prior to commencement of such engagement;
     - Review with each such Auditor their proposed audit scope and approach, including the coordination of the audit work with the work performed by the internal accounting personnel;
     - Confirm through private discussions with any such Auditors that no restrictions are being placed on the scope of the Auditors' work by management;
     - Discuss with each such Auditor at least annually (a) all critical accounting policies, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, implications of their use and the Auditor's preferred treatment, and (c) any other written communications between the Auditor and management of the Company;
     - Review each such Auditors' conclusions about the quality of the accounting principles applied to the Company's financial statements;
     - Affirm that any such Auditors communicate certain matters to the Audit Committee as required by professional standards related to their audit of the Company's annual financial statements (including Statement on Auditing Standards No. 61, 89 & 90); and
     - Affirm that the Auditors communicate certain matters to the Audit Committee as required by professional standards related to their review of the interim financial information (including Statement on Auditing Standards No. 71);
     - Resolve any disagreements between management and any such auditor regarding financial reporting.

3.3 OVERSIGHT OF INTERNAL CONTROLS AND PROCESSES. The Audit Committee is hereby vested with the authority to supervise and monitor the establishment and implementation of a system of internal controls and procedures designed to provide reasonable assurance of the reliability of the Company's financial reports. In furtherance of this authority, the Audit Committee shall:

     - Discuss at least annually the existence, if any, of reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control through inquiry and discussions with the Auditors, and consider the appropriateness of corrective action, if needed, being taken by management;
     - Establish, and at least annually review, procedures for (a) the receipt, retention, and treatment of complaints received by the Company, or reported frauds regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and,

     - Review in consultation with the Company's principal executive officer all transactions and relationships, which if effected would require disclosure under Item 404 of Regulation S-K as promulgated by the U.S. Securities and Exchange Commission.

3.4 OVERSIGHT OF FINANCIAL REPORTING. The Audit Committee is hereby vested with the authority to supervise and monitor the Company's compliance with rules and regulations applicable to the public disclosure of financial condition and results of operations. In furtherance of this authority, the Audit Committee shall:

     - Confirm that the Auditors are satisfied with the disclosure and content of the Company's annual financial statements, and other financial data and analysis, prepared for presentation to the shareholders, and if so, to recommend to the Board that such financial statements and other data be included in the annual report on Form 10-K for the last fiscal year for filing with the U.S.
         Securities and Exchange Commission;
     - Confirm the Auditors are satisfied with the disclosure and content of the Company's quarterly financial statements, and other financial data and analysis, prepared for presentation to the shareholders, and if so, to recommend to the Board that the financial statements be included in the quarterly report on Form 10-Q for the last fiscal quarter for filing with the U.S. Securities and Exchange Commission;
     - Deliver an annual Audit Committee Report for inclusion in the Company's annual proxy statement prepared in compliance with the applicable rules and regulations of the U.S. Securities and Exchange Commission;
     - Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

3.5 AUTHORITY TO ENGAGE ADVISORS. The Audit Committee is hereby vested with the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines necessary to carry out its duties apart from counsel or advisors hired by management.

IV. LIMITATIONS

The Audit Committee shall not be responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements. The review of the financial statements by the Audit Committee is not intended to be of the same quality, or held to the same professional standards of accounting, as the audit performed by independent auditors.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1.                                                              Please
                                                                                                                    Mark Here
                                                                                                                    for Address
                                                                                                                    Change or ____
                                                                                                                    Comments
                                                                                                                    SEE REVERSE SIDE


ITEM 1. Election of 01 James R. Gillis, 02 Gov. Gray Davis and
        03 Allan R. Lyons as Class II Directors for a term of                  FOR
        three years expiring in 2009 and until each director's                                 WITHHOLD
        successor has been duly elected and qualified.                     all nominees        AUTHORITY
                                                                          (except as to        to vote
        Nominees: 01 James R. Gillis                                       the contrary)       for all
                  02 Gov. Gray Davis                                                           nominees
                  03 Allan R. Lyons


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


                                                                                           THIS PROXY WHEN PROPERLY EXECUTED WILL BE
                                                                                           VOTED IN THE MANNER DIRECTED BY THE
                                                                                           UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
                                                                                           OF VOTE IS MADE, THIS PROXY WILL BE VOTED
                                                                                           FOR ITEM 1.


                                                                                           Date:______________________________, 2007


                                                                                                            Signature


THE SIGNATURE SHOULD AGREE WITH THE NAME ON YOUR STOCK CERTIFICATE. IF ACTING
AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC., YOU SHOULD SO
INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL                            Signature if held jointly
CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY, EACH
SHAREHOLDER SHOULD SIGN.


                                                        FOLD AND DETACH HERE


                                WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
                                          BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

                              INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11:59 PM EASTERN TIME
                                                THE DAY PRIOR TO ANNUAL MEETING DAY.

                    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME
                                   MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


      ------------------------------------                                                  --------------------------------
                  INTERNET                                                                             TELEPHONE
      ------------------------------------                                                           1-866-540-5760
      http://www.proxyvoting.com/sorc                                                        Use any touch-tone telephone to
      Use the internet to vote your proxy.                          OR                      vote your proxy. Have your proxy
      Have your proxy card in hand when                                                     card in hand when you call.
      you access the web site.
      ------------------------------------                                                  --------------------------------


     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.


         -----------------------------------------------------------------------------------------------------------
         Choose MLINK(SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to INVESTOR SERVICEDIRECT(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
         -----------------------------------------------------------------------------------------------------------

                        SOURCE INTERLINK COMPANIES, INC.


               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS, MARCH 22, 2007 AT 9:00 A.M.

     The undersigned stockholder of Source Interlink Companies, Inc. (the "Company") hereby appoints Michael R. Duckworth and Douglas J. Bates and each of them as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 9:00 A.M. Eastern Daylight Savings Time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

     Receipt of the Notice of Annual Meeting of Stockholders dated February 23, 2007, the Proxy Statement furnished herewith, and a copy of the Company's 2006 Annual Report.

                          (continued on reverse side)


    Address Change/Comments (Mark the Corresponding box on the reverse side)





                              FOLD AND DETACH HERE

                 YOU CAN NOW ACCESS YOUR SOURCE INTERLINK ACCOUNT ONLINE.

Access your Source Interlink stockholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, Transfer Agent for Source Interlink Companies, Inc., now makes it easy and convenient to get current information on your stockholder account.


      o View account status                 o View payment history for dividends

      o View certificate history            o Make address changes

      o View book-entry information         o Obtain a duplicate 1099 tax form

                                            o Establish/change your PIN


              VISIT US ON THE WEB AT http://www.melloninvestor.com


          FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN 9AM-7PM
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